As filed with the Securities and Exchange Commission on May 23, 2005


                                                                No. 333 - 122687



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        NATURAL GAS SERVICES GROUP, INC.
             (Exact name of registrant as specified in its charter)


           Colorado                                             75-2811855
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                                                       Stephen C. Taylor
      2911 South County Road 1260                 2911 South County Road 1260
         Midland, Texas 79706                        Midland, Texas 79706
           (432) 563-3974                               (432) 563-3974
  (Address, including zip code, and         (Name, address, including zip code,
telephone number, including area code,     code and telephone number, including,
     of registrant's principal                area code of agent for service)
         executive offices)
                                   Copies to:
                                 David A. Thayer
                               Jackson Kelly PLLC
                          1099 18th Street, Suite 2150
                                Denver, CO 80202
                            Telephone: (303) 390-0003

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


==================================== ====================== ===================== ====================== ========================
                                                                  Proposed              Proposed
                                            Amount                Maximum                Maximum
Title of Each Class of Securities            to be             Offering Price           Aggregate               Amount of
to be Registered                        Registered (1)         Per Share (2)       Offering Price (2)       Registration Fee
------------------------------------ ---------------------- --------------------- ---------------------- ------------------------
Common Stock, $.01 par value per
share                                       701,171                $10.35              $7,257,120               $855 (3)
==================================== ====================== ===================== ====================== ========================



(1) Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall cover such indeterminate number of additional shares of the Registrant's Common Stock as may be issued as a result of stock dividends, stock splits, recapitalizations, or similar transactions prior to the termination of this registration statement.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the closing price of the Registrant's Common Stock on May 18, 2005, as quoted on the American Stock Exchange.

(3)  $746 was previously paid. $109 is being paid with this Amendment No. 1.



     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities in reliance on this prospectus until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS                SUBJECT TO COMPLETION, DATED
                                  May 23, 2005


                                 701,171 SHARES



                        NATURAL GAS SERVICES GROUP, INC.

                                  Common Stock


     This prospectus relates to 701,171 shares of our common stock that may be offered for sale or otherwise transferred from time to time by certain of our shareholders. See "Selling Shareholders" on page 16. Of these shares, 118,968 shares are outstanding as of the date of this prospectus, while the remaining 582,203 shares will be issuable upon the exercise of warrants. Warrants for 616,175 of the shares were issued by us in early 2001 when we completed a private placement of units consisting of the warrants and 10% subordinated notes. The remaining warrants for 84,996 were issued in March 2001 and April 2002 to several of our affiliates in consideration for their personal guarantees of our corporate debt. See "SELLING SHAREHOLDERS" on page 16 for more information concerning the issuance of the warrants.

     Our common stock is quoted on the American Stock Exchange under the symbol "NGS". On May 18, 2005, the closing sale price of our common stock was $10.35 per share.


     Our principal executive office is located at 2911 S. County Road 1260, Midland, Texas 79706 and the telephone number is (432) 563-3974.

     The selling shareholders may offer these shares from time to time through public or private transactions at market prices prevailing at the time of sale, at prices related to prevailing market prices or at other negotiated prices. The selling shareholders may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling shareholders may sell any of the shares offered by this prospectus. The selling shareholders will generally be responsible for their legal fees and for any commissions or discounts due to brokers or dealers. We will pay the other offering expenses. We will not receive any of the proceeds from the sale of shares by selling shareholders under this prospectus. See "Plan of Distribution" on page 16.


     PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 4.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this Prospectus is May __, 2005.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (or SEC). You may read and copy materials that we have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

     The shares of common stock of Natural Gas Services Group are traded on the American Stock Exchange under the symbol "NGS".

     Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's internet website at http://www.sec.gov. In addition, the filings Natural Gas Services Group makes with the Securities and Exchange Commission are also available to the public on Natural Gas Services Group's website, www.ngsgi.com. Information on our website is not incorporated into this prospectus and is not part of this prospectus.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 covering the shares offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" some of the documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:


     o    Our  Quarterly  Report on Form 10-QSB for the quarter  ended March 31,
          2005;

     o    Our Annual Report on Form 10-KSB for the year ended December 31, 2004;

     o Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 7, 2005, January 13, 2005, January 26, 2005, February 24, 2005, March 18, 2005, and May 13, 2005;


     o The description of our common stock contained in Items 1 and 2 of our Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934 (or Exchange Act) on July 17, 2002; and

     o All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered hereby.

     We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents we incorporate by reference, other than exhibits to such documents (unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Requests should be directed to Natural Gas Services Group, Inc., 2911 South County Road 1260, Midland, Texas 79706, (432) 563-3974, Attention: Investor Relations.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the shares of common stock offered by this document is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

                     ABOUT NATURAL GAS SERVICES GROUP, INC.

     We provide equipment and services to the natural gas and oil industry. We manufacture, fabricate, sell and lease natural gas compressors that enhance the production of oil and gas wells and we provide maintenance services for those compressors. We define a natural gas compressor as a mechanical device with one basic goal - to deliver gas at a pressure higher than that originally existing. It may be powered by a natural gas burning engine or an electric motor to accommodate different applications. Gas compression is undertaken to transport and distribute natural gas to pipelines. Pipeline pressures vary and with the addition of new wells to the pipeline, the need for compression increases. We also manufacture and sell flare tips and ignition systems for oil and gas plant and production facilities. We define a flare tip as a burner on the upper end of a flare stack that is designed to combust waste gases to assure a clean environment. An ignition system is a pilot light or a spark generator that assures continuous ignition of the waste gases going through the burner in the flare tip.


     We primarily lease and sell natural gas compressors. As of March 31, 2005, we had 661 natural gas compressors under lease to third parties.


     We also fabricate natural gas compressors for our customers, designing compressors to meet unique specifications dictated by well pressures, production characteristics and particular applications for which compression is sought.

     We have established an exchange and rebuild program to attempt to help minimize costs and maximize revenue for our customers. Under the program, we work with maintenance and operating personnel of a customer to identify equipment for exchange. When we receive a compressor for exchange because of a maintenance problem, we deliver to our customer a replacement compressor at full price. We then rebuild the exchange compressor and credit our customer an amount based on the value of the rebuilt compressor. We also offer a retrofitting service by repackaging a customer's compressor with a compressor that meets our customer's changed conditions.

     We design, manufacture, install and service flare stacks and related ignition and control devices for onshore and offshore burning of gas compounds such as hydrogen sulfide, carbon dioxide, natural gas and liquefied petroleum gases.

     We have manufacturing and fabrication facilities located in Lewiston, Michigan, Tulsa, Oklahoma, and Midland, Texas, where we manufacture and fabricate natural gas compressors. We design and manufacture natural gas flare systems, components and ignition systems in our facility in Midland, Texas, for use in oilfield, refinery and petrochemical plant applications. On January 3, 2005, we acquired Screw Compression Systems, Inc., a Tulsa, Oklahoma based manufacturer of natural gas compressors.

     We currently provide our products and services to a customer base of oil and gas exploration and production companies operating primarily in Colorado, Kansas, Louisiana, Michigan, New Mexico, Oklahoma, Texas and Wyoming.

     We maintain our principal office at 2911 South County Road 1260, Midland, Texas 79706 and our telephone number is (432) 563-3974.


                                  RISK FACTORS

     To inform investors of our future plans and objectives, this prospectus (and other reports and statements issued by us and our officers from time to time) contain certain statements concerning our future performance, intentions, objectives, plans and expectations that are or may be deemed to be "forward-looking statements." See "Forward Looking Statements" on page 13. Our ability to do this has been fostered by the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement.

     You should carefully consider the following risks. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also impair our business.

     If any of the events described in the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading prices of our common stock could decline and you could lose all or part of your investment.

Our current debt is large and may negatively impact our current and future financial stability.


     As of March 31, 2005, we had an aggregate of approximately $24,400,000 of outstanding indebtedness, not including accounts payable, and accrued expenses of approximately $5,429,000. As a result of our significant indebtedness, we might not have the ability to incur any substantial additional indebtedness. The level of our indebtedness could have several important effects on our future operations, including:


     o our ability to obtain additional financing for working capital, acquisitions, capital expenditures and other purposes may be limited;

     o a significant portion of our cash flow from operations may be dedicated to the payment of principal and interest on our debt, thereby reducing funds available for other purposes; and

     o our significant leverage could make us more vulnerable to economic downturns.

     If we are unable to service our debt, we will likely be forced to take remedial steps that are contrary to our business plan.


     As of March 31, 2005, principal payments for our debt service requirements on a monthly, quarterly and annual basis were $449,000, $1,350,000 and $5,399,000, respectively. It is possible that our business will not generate sufficient cash flow from operations to meet our debt service requirements and the payment of principal when due. If this were to occur, we may be forced to:


     o    sell assets at disadvantageous prices;

     o    obtain additional financing; or

     o refinance all or a portion of our indebtedness on terms that may be very unfavorable to us.

Our current bank loan contains covenants that limit our operating and financial flexibility and, if breached, could expose us to severe remedial provisions.

     Under the terms of our bank loan, we must:


     o    at the end of each month, have a current ratio of at least 1.4 to 1.0;

     o at the end of each month, have a consolidated tangible net worth of at least $14,500,000;

     o at the end of each quarter, have a ratio of (a) consolidated cash flow, to (b) consolidated fixed charges of at least 1.25 to 1.0; and

     o at the end of each month, not permit our ratio of (a) consolidated debt, to (b) consolidated tangible net worth to exceed 2.7 to 1.0.


     In addition to customary affirmative covenants, the loan agreement contains
various  restrictive   covenants  and  compliance   requirements.   Among  these
restrictions are limitations on our ability to:

     o    dispose of assets;

     o    incur additional indebtedness;

     o    create liens on our assets;

     o    repurchase, redeem or retire our capital stock or other securities;

     o merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

     o    engage in specified transactions with subsidiaries and affiliates;

     o    materially amend or modify our existing compressor leases;

     o    declare or pay dividends on our capital stock; and

     o make any significant or substantial change in the nature of our business as being conducted as of the date of the loan agreement.

     Our ability to meet the financial ratios and tests under our bank loan can be affected by events beyond our control, and we may not be able to satisfy those ratios and tests. A breach under either could permit the bank to accelerate the debt so that it is immediately due and payable. No further borrowings would be available under the credit facility. If we were unable to repay the debt, the bank could proceed against our assets.


Approximately 69% of our compressor leases are leased for terms of six months or less and, if terminated, would adversely impact our revenue and our ability to recover our initial equipment costs.

     Approximately 69% of our compressor leases are for terms of up to six months. There is a possibility that these leases could be terminated by lessees within short periods of time and that we may not be able to recover the cost of a compressor for which a lease is terminated.


We must integrate the operations of acquired businesses.

     On January 3, 2005, we completed our acquisition of Screw Compression Systems, Inc. ("SCS"). In connection with the acquisition, we nearly doubled our long term debt and issued 609,576 of our shares of common stock. Our success will depend, in part, on our ability to integrate the operations of SCS and other businesses we acquire in the future, including centralizing certain functions to achieve cost savings, pursuing programs and processes that promote cooperation and the sharing of opportunities and resources, developing sales and marketing programs, and retaining acquired customers. We may not be able to oversee the combined entity efficiently or to implement effectively our growth and operating strategies. To the extent that we successfully implement our acquisition strategy, our resulting growth will place significant additional demands on our management and infrastructure. Our failure to implement successfully our strategies or operate effectively the combined entity could have a material adverse effect on our business, financial condition, and results of operations. These effects could include lower revenue; higher cost of sales; increased selling, general, and administrative expenses; and reduced margins.

The anticipated revenue from the affiliate of Dominion Michigan cannot be guaranteed.

     In connection with our acquisition of the compression-related assets of Dominion Michigan, an affiliate of Dominion Michigan committed until March 2006 to purchase compressors from us or enter into five year leases of compressors with us totaling five-thousand horsepower. If, for any reason, the affiliate does not fulfill this obligation to any material extent, our cash flow will be significantly reduced and we may not be able to pay the principal or interest on our debt as it becomes due.

We rely on two customers for a significant amount of our business and the loss of these customers could adversely affect our operating results and lower the price of our common stock.


     Our business is dependent not only on securing new customers but also on maintaining current customers. During the years ended December 2004 and 2003, Dominion Exploration accounted for approximately 21% and 28% of our consolidated revenue, respectively. For the three months ended March 31,2005 our customer XTO, obtained from the acquisition of SCS, represented 39% of total consolidated revenue. The loss of these two customers could cause our operating results to fall below market analysts' expectations and lower the price of our common stock.


We are dependent on a few suppliers for some of our compressor components and the loss of one of these suppliers could cause a delay in the manufacturing of our compressors and reduce our revenue.


     We currently obtain approximately 20% of our compressor components from three suppliers. We order from these suppliers as needed and we have no long-term contracts with either supplier. If either of these suppliers should curtail its operations or be unable to meet our needs, we would encounter delays in supplying our customers with compressors until an alternative supplier, if any, could be found. Such delays in our manufacturing process could reduce our revenue and negatively impact our relationships with customers.


Decreased oil and gas industry expenditure levels would adversely affect our revenue.

     Our revenue is derived from expenditures in the oil and gas industry, which in turn, are based on budgets to explore for, develop and produce oil and natural gas. If these expenditures decline, our revenue will suffer. The industry's willingness to explore, develop and produce depends largely upon the prevailing view of future oil and gas prices. Many factors affect the supply and demand for oil and gas and, therefore, influence product prices including:

     o    the level of oil and gas production;

     o    the levels of oil and gas inventories;

     o    the expected cost of developing new reserves;

     o    the cost of producing oil and gas;

     o    the level of drilling activity;

     o    inclement weather;

     o    worldwide economic activity;

     o    regulatory  and other  federal  and state  requirements  in the United
          States;

     o the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and prices for oil;

     o    terrorist activities in the United States and elsewhere;

     o    the cost of developing alternate energy sources;

     o    environmental regulation; and

     o    tax policies.

     If the demand for oil and gas decreases, then demand for our compressors likely will decrease.

The intense competition in our industry could result in reduced profitability and loss of market share for us.

     We sell or lease our products and sell our services in competitive markets. In most of our business segments, we compete with the oil and gas industry's largest equipment and service providers who have greater name recognition than we do. These companies also have substantially greater financial resources, larger operations and greater budgets for marketing, research and development than we do. They may be better able to compete in making equipment available quickly and more efficiently, meeting delivery schedules or reducing prices. As a result, we could lose customers and market share to those competitors. These companies may also be better positioned than us successfully to endure downturns in the oil and gas industry.

     Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better prices, features, performance or other competitive characteristics than our products and services. Competitive pressures or other factors also may result in significant price competition that could harm our revenue and our business.

We might be unable to employ adequate technical personnel, which could hamper our plans for expansion or increase our costs.

     Many of the compressors that we sell or lease are technically complex and often must perform in harsh conditions. We believe that our success depends upon our ability to employ and retain a sufficient number of technical personnel who have the ability to design, utilize, enhance and maintain these compressors. Our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, or cause an increase in the wage rates that we must pay, or both. If either of these events were to occur, our cost structure could increase and our operations and growth potential could be impaired.

If we do not develop, produce and commercialize new competitive technologies and products, our revenue may decline.

     The markets for natural gas compressor products and services and for flare systems, ignition systems and components for plant and production facilities are characterized by continual technological developments. As a result, substantial improvements in the scope and quality of product function and performance can occur over a short period of time. If we are not able to develop commercially competitive products in a timely manner in response to changes in technology, our business and revenue may be adversely affected.

     We may encounter financial constraints or technical or other difficulties that could delay introduction of new products and services in the future. Our competitors may introduce new products before we do and achieve a competitive advantage.

     Additionally, the time and expense invested in product development may not result in commercial applications that provide revenue. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

We are subject to extensive environmental laws and regulations that could require us to take costly compliance actions that could harm our financial condition.

     Our manufacturing and maintenance operations are significantly affected by stringent and complex federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. In these operations, we generate and manage hazardous wastes such as solvents, thinner, waste paint, waste oil, washdown wastes, and sandblast material. We attempt to use generally accepted operating and disposal practices and, with respect to acquisitions, will attempt to identify and assess whether there is any environmental risk before completing an acquisition. Based on the nature of the industry, however, hydrocarbons or other wastes may have been disposed of or released on or under properties owned, leased, or operated by us or on or under other locations where such wastes have been taken for disposal. The wastes on these properties may be subject to federal or state environmental laws that could require us to remove the wastes or remediate sites where they have been released. We could be exposed to liability for cleanup costs, natural resource and other damages as a result of our conduct or the conduct of, or conditions caused by, prior operators or other third parties. Environmental laws and regulations have changed in the past, and they are likely to change in the future. If existing regulatory requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.

Any failure by us to comply with applicable environmental laws and regulations may result in governmental authorities taking actions against our business that could harm our operations and financial condition, including the:

     o    issuance of administrative, civil and criminal penalties;

     o    denial or revocation of permits or other authorizations;

     o    reduction or cessation in operations; and

     o performance of site investigatory, remedial or other corrective actions.


     We could be subject to substantial liability claims that could harm our financial condition.

     Our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, or suspension of operations.

     While we maintain insurance coverage, we face the following risks under our insurance coverage:

     o we may not be able to continue to obtain insurance on commercially reasonable terms;

     o we may be faced with types of liabilities that will not be covered by our insurance, such as damages from significant product liabilities and from environmental contamination;

     o    the dollar amount of any liabilities may exceed our policy limits; and

     o we do not maintain coverage against the risk of interruption of our business.

     Any claims made under our policy will likely cause our premiums to increase. Any future damages caused by our products or services that are not covered by insurance, are in excess of policy limits or are subject to substantial deductibles, would reduce our earnings and our cash available for operations.

Liability to customers under warranties may materially and adversely affect our earnings.

     We provide warranties as to the proper operation and conformance to specifications of the equipment we manufacture. Our equipment is complex and often deployed in harsh environments. Failure of this equipment to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be materially and adversely affected.

Loss of key members of our management could adversely affect our business while we attempt to find their replacements.

     We depend on the continued employment and performance of Wallace C. Sparkman, our Chairman, Stephen C. Taylor, our President, Earl R. Wait, our Treasurer and Chief Financial Officer, and other key members of our management. If any of our key managers resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations could be materially adversely affected. We do not maintain any "key man" life insurance for any of our officers.

We must evaluate our intangible assets annually for impairment.

     Our intangible assets are recorded at cost less accumulated amortization and consist of goodwill and patent costs. Through December 31, 2001, goodwill was amortized using the straight-line method over 15 years and patent costs were amortized over 13 to 15 years.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." FAS 142 provides that: (1) goodwill and intangible assets with indefinite lives will no longer be amortized; (2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and (3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. In the event that we determine our intangible assets with indefinite lives have been impaired, we must record a write-down of those assets on our statement of operations during the period of impairment. Our determination of impairment will be based on various factors, including any of the following factors, if they materialize:

     o significant under performance relative to expected historical or projected future operating results;

     o significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

     o    significant negative industry or economic trends;

     o    significant decline in our stock price for a sustained period; and

     o    our market capitalization relative to net book value.


     We adopted FAS 142 as of January 1, 2002. Based on independent valuations in June 2003 and 2002 of our reporting units with goodwill, adoption of FAS 142 has not had a material adverse effect on us through at least 2003. In the future it could result in impairments of our intangible assets or goodwill. We expect to continue to amortize our intangible assets with finite lives over the same time periods as previously used, and we will test our intangible assets with indefinite lives for impairment at least once each year. In addition, we are required to assess the consumptive life, or longevity, of our intangible assets with finite lives and adjust their amortization periods accordingly. As of March 31, 2005, we had an aggregate of approximately $4,220,000 of net intangible assets. We expect the carrying value of net intangible assets could increase significantly if we acquire additional businesses. Any impairment in future periods of those assets, or a reduction in their consumptive lives, could materially and adversely affect our statement of operations and financial position.


Provisions contained in our governing documents could hinder a change in our control.

     Our articles of incorporation and bylaws contain provisions that may discourage acquisition bids and may limit the price investors are willing to pay for our common stock and warrants. Our articles of incorporation and bylaws provide that:

     o directors will be elected for three-year terms, with approximately one-third of the board of directors standing for election each year;

     o cumulative voting is not allowed, which limits the ability of minority shareholders to elect any directors;

     o the unanimous vote of the board of directors or the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all shares entitled to vote in the election of directors is required to change the size of the board of directors; and

     o directors may only be removed for cause by holders of not less than 80% of the votes entitled to be cast on the matter.

     Our board of directors has the authority to issue up to five million shares of preferred stock. The board of directors can fix the terms of the preferred stock without any action on the part of our shareholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. In addition, preferred stock could be used in connection with the board of director's adoption of a shareholders' rights plan (also known as a poison pill), which would make it much more difficult to effect a change in control of us through acquiring or controlling blocks of our stock. Our directors and officers as a group beneficially own stock. Although this is not a majority of our stock, it confers substantial voting power in the election of directors and management of us. This would make it difficult for other minority shareholders to effect a change in control or otherwise extend any significant control over our management. This may adversely affect the market price and interfere with the voting and other rights of our common stock.

You may suffer substantial dilution upon the exercise of outstanding warrants and options.


     As of March 31, 2005, we had outstanding a significant number of warrants and options to purchase shares of our common stock. If these warrants or options are exercised, your percentage ownership in Natural Gas Services Group will be diluted and the price per share of our common stock may decline. We have

     o    issued  warrants to purchase up to 2,347,660  shares of common  stock;
          and

     o    granted options to purchase up to 130,500 shares of common stock.

Under our employee and director stock option plans, we may grant options to purchase up to an additional 19,500 shares of common stock. All of our outstanding warrants and options have exercise prices below $10.35, the closing sale price of our common stock on May 18, 2005. Sales of substantial amounts of common stock, or a perception that such sales could occur, could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.


If we issue debt or equity securities, you may lose certain rights and be diluted.

     If we raise funds in the future through the issuance of debt or equity securities, the securities issued may have rights and preferences and privileges senior to those of holders of our common stock, and the terms of the securities may impose restrictions on our operations or dilute your ownership in Natural Gas Services Group.

We do not intend to pay, and have restrictions upon our ability to pay, dividends on our common stock.


     We have not paid cash dividends in the past and do not intend to pay dividends on our common stock in the foreseeable future. Net income from our operations, if any, will be used for the development of our business, including capital expenditures, and to retire debt. In addition, our bank loan facility contains restrictions on our ability to pay cash dividends on our common stock.


We have a comparatively low number of shares of common stock outstanding and, therefore, our common stock may suffer from limited liquidity and its prices will likely be volatile and its value may be adversely affected.

     Because of our relatively low number of outstanding shares of common stock, the trading price of our common stock will likely be subject to significant price fluctuations and limited liquidity. This may adversely affect the value of your investment. In addition, our common stock price could be subject to fluctuations in response to variations in quarterly operating results, changes in management, future announcements concerning us, general trends in the industry and other events or factors as well as those described above.


The sale of stock by the selling shareholders may depress our stock price.

     Under this prospectus, the selling shareholders may sell up to 701,171 of their shares of our common stock, representing approximately 10.2% of our outstanding common stock at the date of this prospectus. The sale of substantial amounts of our stock owned by the selling shareholders in the public market, or the belief that these sales may occur, could reduce the market price of our stock, making it more difficult for us to raise funds through future offerings of our common stock and to acquire businesses using our stock as consideration.



                           FORWARD LOOKING STATEMENTS

     Some statements contained in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (or Securities Act) and Section 21E of the Exchange Act. These statements include, without limitation, statements relating to oil and gas prices, demand for oil and gas, budgets, business strategies and other plans, intentions and objectives of our management for future operations and activities and other such matters. The words "believe", "budget", "plan", "estimate", "expect", "intend", "strategy", "project", "will", "could", "may", "anticipate", "continue" and similar expressions identify forward-looking statements. We believe the assumptions and expectations reflected in these forward-looking statements are reasonable. However, we cannot give any assurance that our expectations will prove to be correct or that we will be able to take any actions that are presently planned. Actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause such a difference include:

     o    fluctuations in prices of oil and gas;


     o    future capital requirements and availability of financing;

     o    competition;

     o    general economic conditions;

     o    governmental regulations;

     o    receipt of amounts owed to us by our customers;

     o    events similar to 911; and

     o    fluctuations in interest rates and availability of capital.

     You are cautioned not to place undue reliance on any of our forward-looking statements, which speak only as of the date of the document or in the case of documents incorporated by reference, the date of those documents.

                                 USE OF PROCEEDS


     We will not receive any proceeds from the sale of our common stock by the selling shareholders. However, we will receive the proceeds, if exercised (other than by cashless exercise), from warrants to purchase 582,203 shares of common stock held by the selling shareholders.


               ISSUANCE OF SECURITIES TO THE SELLING SHAREHOLDERS

     The selling shareholders received the securities offered in this prospectus pursuant to the following transactions.

     In early 2001, in a private placement we issued units comprised of 10% Subordinated Notes and Warrants to purchase up to 616,175 shares of our common shock to the selling shareholders. The warrants issued in the private placement have a term of five years and are exercisable at $3.25 per share. The warrants can be exercised by paying cash, or by way of "cashless exercise" whereby a portion of the shares underlying the warrant are used, at the fair market value of our common stock on the date of exercise, to pay the exercise price for the remaining shares underlying the warrant.

     In March 2001, we issued warrants to purchase 68,524 shares of our common stock at $2.50 per share in exchange for persons guaranteeing approximately $1,749,000 of our debt. The warrants can be exercised by paying cash, or by way of "cashless exercise" whereby a portion of the shares underlying the warrant are used, at the fair market value of our common stock on the date of exercise, to pay the exercise price for the remaining shares underlying the warrant. The warrants expire on December 31, 2006, and they were issued to the following persons for guaranteeing the amount of our debt indicated:

                                     Number of Shares              Amount of
     Name                           Underlying Warrants         Debt Guaranteed
     ----                           -------------------         ---------------
     Wallace O. Sellers                   21,936                  $548,399
     Wallace C. Sparkman(1)               21,467                   536,671
     CAV-RDV, Ltd.(2)                     15,756                   393,902
     Richard L. Yadon                      9,365                   234,121
---------------------------

(1) Wallace C. Sparkman is our Chairman of the Board. Mr. Sparkman subsequently transferred his warrants for 21,467 shares to Diamond S DGT, a trust of which Scott W. Sparkman is the trustee and a beneficiary. Wallace C. Sparkman has represented to us that he has no beneficial interest in Diamond S DGT.

(2) CAV-RDV, Ltd., is a Texas limited partnership for the benefit of the children of Wayne L. Vinson, our former Chief Executive Officer.

     In April 2002, we issued warrants to purchase 16,472 shares of our common stock at $3.25 per share in exchange for three persons guaranteeing approximately $824,000 of our debt. The warrants can be exercised by paying cash, or by way of "cashless exercise" whereby a portion of the shares underlying the warrant are used, at the fair market value of our common stock on the date of exercise, to pay the exercise price for the remaining shares underlying the warrant. The warrants expire on December 31, 2007, and they were issued to the following persons for guaranteeing the amount of our debt indicated:

                                     Number of Shares      Amount of Additional
     Name                           Underlying Warrants      Debt Guaranteed
     ----                           -------------------    --------------------
     Wallace O. Sellers(1)                 9,032               $  451,601
     CAV-RDV, Ltd.(2)                      2,122                  106,098
     Richard L. Yadon(1)                   5,318                  265,879
---------------------------

(1)  Messrs. Sellers and Yadon serve as directors on our Board of Directors.

(2) CAV-RDV, Ltd., is a Texas limited partnership for the benefit of the children of Wayne L. Vinson, our former Chief Executive Officer.


     We will not receive any proceeds in connection with the sale of shares by the selling shareholders listed below; however, we will receive proceeds from any cash exercise of the warrants.

     Although not required to do so, we have filed a registration statement, to which this prospectus forms a part, in order to permit the selling shareholders to resell to the public the shares of common stock they have or may acquired pursuant to the exercise of the warrants.

     We will pay all expenses of registering the shares under the Securities Act, including all registration, listing and filing fees, printing expenses, fees and disbursements of our counsel, expenses of any special audits incident to or required by the registration, and expenses of complying with the securities or blue sky laws of any jurisdictions. The selling shareholders will pay all discounts, brokerage fees, commissions and expenses for any shares that are registered and that they sell.


                              SELLING SHAREHOLDERS

     The following table sets forth information provided by the selling shareholders about the ownership of our common stock by the selling shareholders before and after the offering covered by this prospectus.


                                                   Shares                                Shares             Percentage of Shares
                                                Beneficially       Shares Being       Beneficially           Beneficially Owned
                                                  Owned             Offered in           Owned
                                                  Before               The               After            Before         After
Name                                             Offering(1)        Offering(2)        Offering(2)        Offering       Offering
----                                            ------------       ------------       ------------        --------       --------
Robert A. Street                                      10,000             10,000                -0-        *              *
William E. Beggs                                      10,000             10,000                -0-        *              *
Gary W. and Theresa L. Boening                        24,400             20,000              4,400        *              *
Alvin R. Bonnette Revocable Trust(3)                  75,900             68,000              7,900        1.1            *
The Burns Partnership(4)                             176,000             10,000            166,000        2.6            2.4
Butera Family Trust(5)                                58,000             24,000             34,000        *              *
Joseph E. Carothers                                   29,172             18,000             11,172        *              *
CAV-RDV, Ltd.(6)                                     177,878             17,878            160,000        2.6            2.4
Charles Curtis                                        78,000             40,000             38,000        1.7            *
Leslie W. David Trust(7)                              11,600             10,000              1,600        *              *
Loretta J. David-Roth IRA                             11,600             10,000              1,600        *              *
Diamond S. DGT(8)                                    496,467             21,467            475,000        7.3            7.0
Robert C. Dixon/IRA                                   37,900             10,000             27,900        *              *
Alvin J. Donius                                       10,000             10,000                -0-        *              *
Zenas N. Gurley                                      166,471             10,471            156,000        2.5            2.3
William F. Hughes(9)                                 247,000             60,000            187,000        3.6            2.7
Roy A. Johnson Revocable Trust(10)                    12,000             10,000              2,000        *              *
Albert W. Karnath                                     26,800             10,000             16,800        *              *
John Karnath                                          10,000             10,000                -0-        *              *
Lorie Karnath                                         10,000             10,000                -0-        *              *
Paul M.Karnath                                        10,000             10,000                -0-        *              *
Alan Kurus                                            33,704             31,704              2,000        *              *
Elise L. Lyon Revocable Living Trust                  10,000             10,000                -0-        *              *
Utd. 9/23/96(11)
Sally Jo Maisano                                      36,000             26,000             10,000        *              *
Darell&Thordis Norris Trust(12)                       16,000             10,000              6,000        *              *
Mary Jane Peck                                        26,800             20,000              6,800        *              *
B. Kay Phillips                                       10,000             10,000                -0-        *              *
Sharon L. Pitken-IRA                                 112,000             36,000             76,000        1.6            1.1
G Five Development LLC(13)                            82,000             32,000             50,000        1.2            *
Earl W. Sauder Trust(14)                              32,408             20,000             12,408        *              *
David C. Shatzer                                      55,200             20,000             35,200        *              *
Gary E. Schenkel                                      11,000             10,000              1,000        *              *
Wallace O. Sellers(15)                               693,159             30,968            662,191        10.2           9.8
Donald L. Smallwood                                   10,000             10,000                -0-        *              *
Kipp/Glenda Jo Smallwood                              10,000             10,000                -0-        *              *
Lazaros/Patricia Voreadis                             30,000             10,000             20,000        *              *
Richard L. Yadon(16)                                 299,183             14,683            284,500        4.4            4.2
                                                ------------       ------------       ------------
TOTALS                                             3,156,642            701,171          2,455,471

* Less than 1%
-----------------

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, which includes shares underlying the warrants and any other securities which are convertible into our common stock within 60 days of the date of this prospectus. The calculations of the percentages of shares beneficially owned are based upon 6,782,764 shares of our common stock outstanding at March 31, 2005 and assume the exercise of the warrants (which are exercisable for shares of our common stock) held by that selling shareholder.

(2) The selling shareholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth above. As a result, we cannot estimate the number of shares of our common stock that the selling shareholders will beneficially own after termination of sales under this prospectus. For purposes of this table, however, we have assumed that the selling shareholders sell all of their shares issued or issuable pursuant to the warrants. In addition, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their shares of our common stock since the date on which they provided information for this table.

(3) Alvin R. Bonnette is the Trustee of the Alvin R. Bonnette Revocable Trust and consequently has voting and investment control over the shares. Each of Mr. Bonnette's six children are beneficiaries under the trust.

(4) William Burns, David Burns, Michael Burns, Barbara Burns, and Jeffrey Burns are the members and beneficial owners of The Burns Partnership, a general partnership, and each such person consequently has voting and investment control over the shares.

(5) Roy T. Butera is trustee of the Butera Family Trust and consequently has voting and investment control over the shares. Each of Mr. Butera's three children are beneficiaries under the trust.

(6) The children of Wayne L. Vinson, our former Chief Executive Officer, are the beneficial owners of CAV-RDV, Ltd., at Texas Limited Partnership.

(7) Leslie W. David is trustee of the Leslie W. David Trust and consequently has voting and investment control over the shares. Mr. David's wife, Loretta David, is the beneficiary under the trust.

(8) The warrant for 21,467 shares of our common stock at $6.25 per share was initially issued to Wallace C. Sparkman, our Chairman of the Board. Mr. Sparkman subsequently transferred his warrants for 21,467 shares to Diamond S. DGT, a trust of which Scott W. Sparkman is the trustee and a beneficiary. Wallace C. Sparkman has represented to us that he has no beneficial interest in Diamond S. DGT.

(9) The 247,000 beneficially owned shares include (i) 1,500 shares owned directly by William F. Hughes, Jr., (ii) 180,500 shares held by the William F. and Cheryl C. Hughes Family Trust in which William and Cheryl Hughes are co-trustees and consequently share voting and investment over the shares; William and Cheryl Hughes are also beneficiaries under the trust along with their two children, and (iii) 5,000 shares issuable upon exercise of stock options ranging from $5.55 to $9.34 per share, held by William F. Hughes, Jr., and (iv) the 60,000 shares registered herein which are issuable upon exercise of a stock warrant at $3.25 per share, held by William F. Hughes, Jr.

(10) Roy A. Johnson is trustee of the Roy A. Johnson Revocable Trust and consequently has voting and investment control over the shares. Each of Mr. Johnson's two children are beneficiaries under the trust.

(11) Elise S. Lyon is trustee of the Elise S. Lyon Revocable Living Trust Utd 9/23/96 and consequently has voting and investment control over the shares. Each of Ms. Lyon's three children are beneficiaries under the trust.

(12) Darell Norris and Thordis Norris are co-trustees and beneficiaries of the Darell & Thordis Norris Trust and consequently share voting and investment control over the shares.

(13) Roland W. Gentner, a resident of Rapid City, South Dakota, is the beneficial owner of G Five Development LLC, a South Dakota limited liability company. Mr. Gentner beneficially owns 369,000 shares of our common stock.

(14) Earl W. Sauder is trustee of the Earl W. Sauder Trust and consequently has voting and investment control over the shares. Mr. Sauder's wife, children and grandchildren are beneficiaries.

(15) Wallace O. Sellers is a Director of our Company. The 693,159 beneficially owned shares include (i) 134,877 shares owned directly by Wallace O. Sellers,
(ii) 158,600 shares owned through Mr. Sellers' wife, (iii) 7,500 shares issuable upon exercise of stock options ranging from $3.88 to $9.34 per share, (iv) 196,091 shares held in a trust in which Mr. Sellers' wife is a lifetime beneficiary and an unrelated third party acts as trustee, (v) 196,091 shares held in a trust in which Mr. Sellers' wife is a contingent beneficiary, and an unrelated third party acts as trustee. Mr. Sellers disclaims ownership of all shares held in the two trusts.

(16) Richard L. Yadon is a Director of our Company. The 299,193 beneficially owned shares include (i) 279,500 shares owned directly by Richard L. Yadon, (ii) 5,000 shares issuable upon exercise of stock options ranging from $5.55 to $9.34 per share, and (iii) 14,683 shares issuable upon exercise of stock warrants at $2.50 and $3.25 per share.


--------------------------------


                              PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, shareholder distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     Sales of shares by the selling shareholders referred to in this prospectus may be made from time to time in one or more transactions on the American Stock Exchange, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale. Sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly to purchasers or to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale.

     The methods by which the shares may be sold include:

     o block trades (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account under this prospectus;

     o exchange distributions or secondary distributions in accordance with the rules of the American Stock Exchange or other relevant markets;

     o short sales, ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    transactions  in  options,   swaps  or  other   derivatives,   whether
          exchange-listed or otherwise;

     o    firm commitment or best efforts underwritings; and

     o    privately negotiated transactions.

     In addition, sales not covered by this prospectus may also be made by the selling shareholders under Rule 144 or another applicable exemption under the Securities Act.

     From time to time the selling shareholders may distribute a portion or all of their shares to their owners. In the event of such a distribution, and to the extent these owners intend to use this prospectus to sell any of such shares, if required these owners will be identified in a supplement to this prospectus filed with the SEC. Furthermore, to the extent required, this prospectus also may be amended or supplemented from time to time to describe a specific plan of distribution or any material arrangement that a selling shareholder has entered into for the sale of shares, including the details of any underwritten distribution.

     In connection with distributions of shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other agents. In connection with these transactions, broker-dealers or other agents may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out their short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell under this prospectus (as supplemented or amended to reflect the transaction). The selling shareholders may also pledge or grant a security interest in shares and, upon a default in the performance of the secured obligation, the pledgee or secured party may affect sales of the pledged shares under this prospectus (as supplemented or amended to reflect the transaction).

     In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate.
Broker-dealers, underwriters or agents may receive commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares for whom they may act as agents.

     In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers, underwriters or agents who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the
Securities Act in connection with these sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer, underwriter or agent may be deemed to be underwriting discounts and commissions. No underwriter, broker-dealer or agent has been engaged by us in connection with the distribution of the shares.

     To comply with the securities laws of certain states, if applicable, the shares must be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling shareholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of shares by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our common stock for a period of up to five business days before the distribution.


                                  LEGAL MATTERS

     The validity under Colorado law of the shares will be passed upon for us by Jackson Kelly PLLC, Denver, Colorado.


                                     EXPERTS


     HEIN & ASSOCIATES LLP, independent registered public accounting firm, have audited our consolidated balance sheet at December 31, 2004, and the consolidated statements of income, shareholders' equity and cash flows for each of the two years ended December 31, 2004 and 2003, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

          We  have  not  authorized  any
dealer,  salesperson  or other person to
give  any  information  or to  make  any
representation  not  contained  in  this
prospectus.  This  prospectus  does  not
constitute   an  offer  to  sell,  or  a
solicitation of an offer to buy, any offer or solicitation by anyone in any jurisdiction not authorized, or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.
By delivery of this prospectus we do not imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to its date.

                                                            NATURAL GAS SERVICES
           TABLE OF CONTENTS                                GROUP, INC.


                                                          Page


Where You Can Find Additional Information                   2
Incorporation of Documents by Reference                     2
About Natural Gas Services Group, Inc.                      3
                                                                      ----------
Risk Factors                                                4

Forward Looking Statements                                 13         PROSPECTUS
Use of Proceeds                                            14
                                                                      ----------
Issuance of Securities to the Selling Shareholders         14
Selling Shareholders                                       16
Plan of Distribution                                       17
Legal Matters                                              19
Experts                                                    19





                                                                    May __, 2005

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     Expenses payable by us in connection with the issuance and distribution of the securities being registered hereby are as follows:


     Securities and Exchange Commission registration fee       $         855
     Accounting fees and expenses                              $       2,000
              Legal fees and expenses                          $       7,500
              Printing expenses                                $       1,000
     Transfer agent fees                                       $         500
              Miscellaneous                                    $         145
                                                               -------------

       Total                                                   $      12,000
                                                               =============


     All of the above expenses except for the Securities and Exchange Commission registration fee are estimated. All such items will be borne by Natural Gas Services Group, Inc.

Item 15.  Indemnification of Directors and Officers.

     Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

     Section 7-109-103 of the Colorado Business Corporation Act provides that, unless limited by its articles of incorporation, a Colorado corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     Section 3 of Article IX of our articles of incorporation provides that we shall indemnify, to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of ours against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of ours or because such person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at our request. We further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

     Article VI of our bylaws provides for the indemnification of certain persons.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16. Exhibits.

     The following is a list of all exhibits filed as part of this  Registration
Statement:

Exhibit
  No.                             Description
-------                           -----------
 5             Legal Opinion of Jackson Kelly PLLC*

 10.5          Form of Five-Year Warrants to Purchase Common Stock (1)

 23.1          Consent of Jackson Kelly PLLC (Included in Exhibit 5)

 23.2          Consent of HEIN & ASSOCIATES LLP*


 24            Power of Attorney (see the signature page)(2)


*Filed herewith

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 333-88314)


(2)  Previously filed


Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas on May 23, 2005.

                                      NATURAL GAS SERVICES GROUP, INC.


                                       /s/ Stephen C. Taylor
                                      ------------------------------------------
                                      Stephen C. Taylor, President and Principal
                                      Executive Officer


                                       /s/ Earl R. Wait
                                      ------------------------------------------
                                      Earl R. Wait, Principal Financial and
                                      Accounting Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement was signed by the following persons in the capacities and on the dates indicated:


       Signature                              Title                     Date
       ---------                              -----                     ----

/s/ EARL R. WAIT                       Director (Chairman)          May 23, 2005
---------------------------
Attorney-in-fact for
Wallace C. Sparkman


/s/ EARL R. WAIT                       Director                     May 23, 2005
---------------------------
Attorney-in-fact for
Wallace O. Sellers


/s/EARL R. WAIT                        Director                     May 23, 2005
---------------------------
Attorney-in-fact for
Charles G. Curtis


/s/ EARL R. WAIT                       Director                     May 23, 2005
---------------------------
Attorney-in-fact for
William F. Hughes


/s/ EARL R. WAIT                       Director                     May 23, 2005
---------------------------
Attorney-in-fact for
Gene A. Strasheim


/s/ EARL R. WAIT                       Director                     May 23, 2005
---------------------------
Attorney-in-fact for
Richard L. Yadon


/s/ EARL R. WAIT                       Director                     May 23, 2005
---------------------------
Attorney-in-fact for
Paul Hensley

                                  EXHIBIT INDEX



Exhibit
  No.                             Description
-------                           -----------

 5            Legal Opinion of Jackson Kelly PLLC*

 10.5         Form of Five-Year Warrants to Purchase Common Stock (1)

 23.1         Consent of Jackson Kelly PLLC (Included in Exhibit 5)

 23.2         Consent of HEIN & ASSOCIATES LLP*


 24           Power of Attorney (see the signature page) (2)


*Filed herewith

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 333-88314)


(2)  Previously filed